Exhibit 99.1

Contact:	April 29, 2010
Shelley Peterson, 303-316-5625
James Aber, 303-336-4513

JANUS CAPITAL GROUP STOCKHOLDERS ELECT DIRECTORS, APPROVE 2010 LONG-TERM INCENTIVE STOCK PLAN AND RATIFY APPOINTMENT OF INDEPENDENT AUDITOR

Janus Capital Group Board Declares Annual Dividend

DENVER — Stockholders of Janus Capital Group Inc. (NYSE: JNS) today approved all the matters under consideration at the company’s annual meeting.  Also today, the company’s Board of Directors announced that it has declared an annual dividend of $0.04 per share payable May 28, 2010, to stockholders of record on May 14, 2010. The $0.04 per share dividend is the same amount paid in 2009.

At the annual meeting, Janus Capital Group stockholders:

•                  Elected five directors to three-year terms on the company’s Board of Directors:  Richard M. Weil, 46; G. Andrew Cox, 66; Deborah R. Gatzek, 61; Robert T. Parry, 70; and Jock Patton, 64;

•                  Approved Janus’ 2010 Long-Term Incentive Stock Plan; and

•                  Ratified the selection of Deloitte & Touche LLP as independent auditor.

About Janus Capital Group Inc.

Janus Capital Group Inc. (JCG) is a global investment firm offering strategies from three individual investment boutiques: Janus Capital Management LLC (Janus), INTECH Investment Management LLC (INTECH) and Perkins Investment Management LLC (Perkins). Each manager employs a research-intensive approach that is distinct within its respective asset class. This multi-boutique approach enables the firm to provide style-specific expertise across an array of strategies, including growth, value and risk-managed equities, fixed income and alternatives through one common distribution platform.

At the end of March 2010, JCG managed $165.5 billion in assets for shareholders, clients and institutions around the globe. Based in Denver, JCG also has offices in London, Milan, Munich, Singapore, Hong Kong, Tokyo and Melbourne.